United States Securities And Exchange Commission
Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended September 30, 2025

Ridepair, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

83-2599913

(I.R.S. Employer Identification Number)

2716 Ocean Park Blvd., Suite 1011, Santa Monica, CA 90405

(Full mailing address of principal executive offices)

818-770-5933

(Issuer’s telephone number, including area code)

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements about our business plan, strategy and industry. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity,” and similar words or phrases or the negatives of these words or phrases.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. These statements reflect management’s current views with respect to future events and are subject to risks, uncertainties, and assumptions that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report completely and with the understanding that our actual future results may be significantly different from our expectations. The cautionary statements set forth in this report identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation, the risks described under the heading “Risk Factors” in our Form 1-A/A filed with the Securities and Exchange Commission on September 11, 2025 and qualified by the SEC on September 12, 2025.

Any forward-looking statement speaks only as of the date of this report, and, except as required by law, we assume no obligation and do not intend to update any forward-looking statement to reflect events or circumstances occurring after the date hereof.

2

Item 1. Business

Ridepair Inc. (hereinafter “RidePair”, the “Company”, “Our”, “We”, or “Us”) was incorporated under the laws of the State of Delaware on November 20, 2018 under the name of Bit Forge L.A. Inc. On August 20, 2020, the Company filed an Amended and Restated Certificate of Incorporation changing the name of the corporation to RidePair Inc. Our principal executive office is located at 2716 Ocean Park Blvd, Suite 1011, Santa Monica, CA 90405 and our telephone number is (818) 770-5933. Our website address is www.ridepair.io.

RidePair is the perfect solution for a multitude of simple, yet complex problems while commuting. Five years ago, the Company was founded on the idea of making the community an active part to help solve problems with traffic, excessive greenhouse gas emissions, and overall well-being of a community by reconnecting individuals within the community. RidePair developed an AI powered ride sharing system, unlike the options that are currently offered mainly because current “ride share” options such as Uber and Lyft exacerbate the problems by adding more vehicles to the roads and increasing the amount of greenhouse gas emissions. RidePair reimagined the traditional carpool idea and brought it into the 21st century with the technology that is available presently, creating a true RideShare and co-commuting service not a taxi service like the other “ride sharing” companies are operating. We believe utilizing AI to gather human data on commuting and social behavior will lead to very positive benefits within our communities. Most importantly, RidePair is determined to modify commuting behavior by providing financial incentives to the commuter.

RidePair is in discussions with advertisers in which commuters will be paid to take a small detour – for example to drive by a new restaurant opening or receiving advertisements at the freeway exits from local retailers interested in marketing to drive by traffic. These detours would increase the payments to the occupants. As of the date of this Annual Report on Form 1-K, RidePair has not entered into any formal advertising agreements. Although RidePair is actively pursuing relationships with potential advertisers, there can be no assurance that any such agreements will be entered into or that advertising revenue will be generated on any particular timeline.

Validating Users

RidePair employs a multi-step process to validate its ride-sharers/co-commuters. The first step takes place when a user initially downloads the RidePair App and registers which includes individual verification, and proof of vehicle ownership by uploading a photo of the car’s registration or insurance. Only registered users will receive payments from RidePair.

Prior to a ridesharing event, the driver and the rider(s) must provide the required information on the app, including pickup location, destination, and the names of all users that will be sharing the ride. RidePair can also match drivers with riders: a user can put in an originating and terminating location, estimated time of travel, and whether they are a driver or passenger, and the app will find people to share the ride. Users have the ability to establish preferences for those with whom they will share rides (e.g., a user can specify that they only want people of the same gender). This is not done last minute but days if not weeks ahead of time.

The final validation takes place at the time of the rideshare, when all occupants get in the vehicle, log in to the app and indicate that the rideshare has begun. Using geolocation on the phones, RidePair guarantees that all of the users are at the pick-up location, are moving together in the same car and that they arrive at the final destination together. Upon arrival, the app notifies the driver and riders that they have arrived at their destination and will be credited with the appropriate miles.

Status of the RidePair Application

In the second quarter of 2026, the initial version of the RidePair App was completed and made available for download and use by users through the Apple and Google Play stores under the name Ridepair. The Company continues to develop enhancements, updates, and additional features for the RidePair App. As of the date hereof, management believes the RidePair App is operational and substantially performing its intended functions.

The Company intends to commence broader marketing efforts for the RidePair App once it obtains sufficient capital to fund such activities, which management currently estimates will require approximately $1,000,000 for initial launch. As of the date hereof, the Company does not have sufficient capital to undertake such marketing efforts.

3

Competition

RidePair is not aware of any direct competition. There does not appear to be software applications for co-commuting in which the driver and passenger(s) are paid to commute – true ride sharing.

Companies such as Uber and Lyft have co-opted the term “ride share” but unlike RidePair, the ride share companies are essentially on-demand taxi services. The person taking the ride is paying for the ride and from a municipality point of view, these entities are putting more cars on the road as opposed to taking them off the road as RidePair does.

The other competition to RidePair is various efforts by municipalities to encourage co-commuting, car pooling and the use of public transportation. These programs include Park and Ride lots, and bulletin boards where people can be matched for carpooling. None of these programs pay both the driver and all riders in the car for co-commuting and getting the car off of the road.

Our potential competitors may have greater resources, better access to capital, longer histories, more intellectual property and lower cost operations.

They may secure better terms during the investment negotiation process, make strategic decisions more quickly than us and devote more capital to better performing investments than we do.

Our competitors may also enter into business combinations or alliances that strengthen their competitive positions.

Market Opportunity

The Ridepair App is designed to facilitate co-commuting by connecting users who may wish to share rides, with the goal of reducing the number of individual vehicles on the road. The Company initially intends to focus on Placer County, California and, subject to the availability of sufficient capital and other resources, may seek to expand within California and potentially to other metropolitan areas in the future.

The Company hopes to begin in its initial market of Placer County, and may seek to support its expansion throughout California through opportunities made available by programs administered by the California Air Resources Board.

Ride Pair believes there may be significant demand for a platform that facilitates co-commuting and incentivizes reduced vehicle usage. To the extent the Company is able to obtain funding, sponsorships, advertising revenue, or other sources of capital to support user incentive programs, the Company believes its market opportunity and geographic reach may expand. However, the Company's ability to implement such programs and execute its growth strategy will depend on a variety of factors, including the availability of capital, user adoption, regulatory considerations, and market conditions.

Insufficient Capital

Currently, RidePair is confronted with the need to attract and retain a consistent investment source in order to grow our operations rapidly. If RidePair is not funded properly, it will prevent us from rolling out our app to its initial markets in California and eventually being able to expand nationally and / or globally. Insufficient capital will also hinder the Company’s ability to market its app and directly affect new customer acquisition and thus profitability.

4

Seasonality

We do not expect any seasonality in our business.

Status of Offering of Series B 10% Convertible Preferred Stock

The Company is conducting a continuous offering pursuant to its Offering Statement on Form 1-A qualified by the SEC on September 12, 2025. As of May 1, 2026, the Company has sold 8,800 shares of Series B 10% Convertible Preferred Stock and received aggregate gross proceeds of approximately $22,000 under the offering.

Employees

As of May 1, 2026, we had three (3) full-time employees including our Chief Executive Officer and eight (8) part-time employees inclusive of the Company’s Chief Financial Officer, Chief Technology Officer and its Chief Marketing Officer. Our employees are not represented by a union. We consider relations with our employees to be positive and productive.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to temporary employee staffing business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We will accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as our industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 7 of our Offering Circular on Form 1-A, as amended, filed with the Securities & Exchange Commission on September 12, 2025, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of any investment made in our Series B 10% Convertible Preferred Stock.

Intellectual Property

We believe that our intellectual property is essential to our business and affords us a competitive advantage for our software which is now in production in the markets in which we operate. Our intellectual property includes the content of our website, mobile applications, registered domain names, software code, firmware, hardware and hardware designs, trade secrets, and inventions (whether or not patentable).

To protect our intellectual property, we rely on a combination of copyright, trademark, and trade secret laws, contractual provisions, end-user policies, and disclosure restrictions. Upon discovery of potential infringement of our intellectual property, we assess and when necessary, take action to protect our rights as appropriate. We also enter into confidentiality agreements and invention assignment agreements with our employees and consultants and seek to control access to, and distribution of, our proprietary information in a commercially prudent manner.

5

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Ridepair Inc. (hereinafter “RidePair”, the “Company”, “Our”, “We”, or “Us”) was incorporated under the laws of the State of Delaware on November 20, 2018 under the name of Bit Forge L.A. Inc. On August 20, 2020, the Company filed an Amended and Restated Certificate of Incorporation changing the name of the corporation to RidePair Inc. Our principal executive office is located at 2716 Ocean Park Blvd, Suite 1011, Santa Monica, CA 90405 and our telephone number is (818) 770-5933. Our website address is www.ridepair.io. The information contained on, or that can be accessed through, our website is not a part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

RidePair is a software company that has developed an app which is now in production for coordinating, enabling and verifying ride sharing. This is not ride sharing such as Uber where the driver is essentially offering a taxi service, but true ride sharing in which everyone in the car is sharing the ride to go to a similar place – e.g. co-commuting to work with colleagues. Unlike taxi-like services which increase the number of cars on the road, true ride sharing has been shown to be one of the most effective means of reducing cars on the roads and thus reducing traffic, emissions and even reducing roadway maintenance. The issue has been verifying the ride sharing or co-commuting is actually occurring, which issue is solved by the Ridepair app.

Validating Users

RidePair employs a multi-step process to validate its ride-sharers/co-commuters. The first step takes place when a user initially downloads the RidePair App and registers which includes individual verification, and proof of vehicle ownership by uploading a photo of the car’s registration or insurance. Only registered users will receive payments from RidePair.

Prior to a ridesharing event, the driver and the rider(s) must provide the required information on the app, including pickup location, destination, and the names of all users that will be sharing the ride. RidePair can also match drivers with riders: a user can put in an originating and terminating location, estimated time of travel, and whether they are a driver or passenger, and the app will find people to share the ride. Users have the ability to establish preferences for those with whom they will share rides (e.g., a user can specify that they only want people of the same gender). This is not done last minute but days if not weeks ahead of time.

The final validation takes place at the time of the rideshare, when all occupants get in the vehicle, log in to the app and indicate that the rideshare has begun. Using geolocation on the phones, RidePair guarantees that all of the users are at the pick-up location, are moving together in the same car and that they arrive at the final destination together. Upon arrival, the app notifies the driver and riders that they have arrived at their destination and will be credited with the appropriate miles.

6

RESULTS OF OPERATIONS

Year ended September 30, 2025 compared to the year ended September 30, 2024

The following table sets forth information comparing the components of net (loss) for the years ended September 30, 2025 and 2024:

	Years Ended September 30,		Period over Period Change
	2025	2024	$	%
Revenues, net	$–	$–	$–	–%
Cost of revenues	–	–	–	–%
Gross profit	–	–	–	–%

Operating expenses:
General and administrative	300,565	94,148	206,417	219.25%
Professional fees	595,570	399,223	196,748	49.28%
Stock compensation expense	800,000	700,000	(100,000)	14.29%
Amortization	219,525	178,600	40,925	22.91%
Total operating expenses	1,916,061	1,371,971	544,090	39.66%
Operating loss	(1,916,061)	(1,371,971)	509,263	39.66%

Other income (expenses):
Other income (expense)	56	94	(38)	(40.43%	)
Interest expense	(168,500)	(117,959)	(50,541)	42.85%
Total other income (expense)	(168,444)	(117,865)	(50,579)	42.91%
Loss before income taxes	(2,084,505)	(1,489,836)	(594,669)	39.92%
Income tax expense	–	–	–	–%
Net loss	$(2,084,505)	$(1,489,836)	$(594,669)	39.92%

The company had no revenues and related costs of sales for the years ended September 30, 2025 and 2024.

During the year ended September 30, 2025, revenues were $– compared to revenues of $– during the year ended September 30, 2024.

Cost of sales were $– and $– for the years ended September 30, 2025 and 2024.

Gross profits were $– and $– during the years ended September 30, 2025 and 2024.

Operating expenses were $1,916,061 for the year ended September 30, 2025 compared to $1,371,971 for the year ended September 30, 2024. The increase in operating expenses for the year ended September 30, 2025 is attributable to an increase in marketing and amortization expenses.

Loss from operations was ($1,916,061) for the year ended September 30, 2025 compared to ($1,371,971) for the year ended September 30, 2024.

Other (expenses) was ($168,444) for the year ended September 30, 2025 compared to ($117,865) for the year ended September 30, 2024, a decrease of $50,579 or 42.91%. Other expenses are largely attributable to our interest expense.

Net loss for the year ended September 30, 2025 was ($2,084,505) compared to ($1,489,836) for the year ended September 30, 2024, a decrease of $594,669 or 39.92%. The increase in net loss is attributable to an increase marketing and amortization expense.

7

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the cash flows for the years ended September 30, 2025 and 2024:

	September 30, 2025	September 30, 2024
Cash Flows:

Net cash provided by operating activities	$(589,475)	$(167,956)
Net cash (used in) investing activities	(552,000)	(559,000)
Net cash provided by (used in) financing activities	1,194,011	432,796

Net (decrease) increase in cash	52,536	(294,159)
Cash at beginning of period	27,952	322,112

Cash at end of period	$80,489	$27,953

During the year ended September 30, 2025 net cash used by operating activities was $589,475 compared to $167,956 of net cash provided by operating activities for the year ended September 30, 2024. This decrease for the year ended September 30, 2025 is largely attributable to a decrease in accrued interest and amortization.

During the year ended September 30, 2025, we used ($552,000) net cash from investing activities compared to ($559,000) for the year ended September 30, 2024.

During the year ended September 30, 2025, the Company had $1,194,011 net cash provided by financing activities compared to $432,796 for the year ended September 30, 2024. The increase in cash provided from financing activities is largely attributable to the proceeds from a related party loan.

At September 30, 2025, we had current assets of $80,489, current liabilities of $1,089,436, working capital deficit of $1,008,947 and an accumulated deficit of $7,119,667.

At September 30, 2024, we had current assets of $27,952, current liabilities of $832,961, working capital deficit of $805,009 and an accumulated deficit of $5,246,069.

We presently have limited and expensive available credit, and do not have bank financing or other external sources of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding. We will still need additional capital in order to continue operations until we are able to achieve positive operating cash flow. Additional capital is being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

8

Stock Subscription Agreements of Offering

The U.S. Securities and Exchange Commission (the “SEC”) qualified the Company’s stock offering pursuant to Regulation A (Tier 2) on September 12, 2025 for an offering of up to 50,000 shares of our Series B 10% Convertible Preferred Stock, par value $0.0001 (the “Series B Preferred Stock”), at an offering price of $1,000 per share (the “Offered Shares”) to investors (“Investors”). In addition, any Investor that invests at least $100,000 in the offering (the “Incentive Threshold”), will receive incentive shares (the “Incentive Shares”) equal to their aggregate subscription amount multiplied by ten percent (10%). Accordingly, we may issue up to 5,000 Incentive Shares, assuming all Investors meet the Incentive Threshold. Each share of Series B Preferred Stock is initially convertible into such number of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) equal to the stated value of such Offered Share ($1,000) divided by $2.50. Each share of Series B Preferred Stock will pay a 10% annual dividend (“Dividends”). Dividends for the period commencing on each applicable closing date through July 15, 2026, will be paid in shares of Series B Preferred Stock (“PIK Dividends”). Any PIK Dividends resulting in fractional shares will be settled in cash.

In the first half fiscal year of 2026, the Company received $22,000 of capital contributions from investors pertaining to the stock subscription agreements in the Series B Preferred Stock offering.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Recent Financing Transactions

Master Revolving Note

On October 11, 2021, the Company entered into a Master Revolving Note (the “Note”) with Ridepair Programming, LLC (the “Holder”). Under the terms of the Note, the Holder may advance to the Company the sum of up to One Million Five Hundred Thousand Dollars ($2,500,000). Interest shall not be payable on the unpaid principal balance until maturity, whether by acceleration or otherwise or upon the occurrence of an Event of Default, as later defined, at a per annum rate equal to Ten Percent (10.0%), and after that at a rate equal to the Default Rate of Fifteen Percent (15%). The Note is secured by five million (5,000,000) shares of the Company’s Common Stock. As of the date of this filing, the Holder has advanced a total of $2,124,500 to the Company. The total due to the Holder as of September 30, 2025 is $2,449,257, which includes $324,757 of interest. As of September 30, 2024, the Holder was due $1,202,220 which includes interest $177,620.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

9

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Description of Property

Corporate Office

The Company’s office space is located at 2716 Ocean Park Blvd, Suite 1011, Santa Monica, CA 90405. On October 10, 2023, the Company entered into a new office location under a 1-year lease beginning November 1, 2023. This new location is 701 square feet and carries a base monthly rent of $2,278.25. The lease auto – renews every year. The Company does not own any real property.

Our main corporate mailing address is 2716 Ocean Park Blvd, Suite 1011, Santa Monica, CA 90405.

Intellectual Property

We believe that our intellectual property is essential to our business and affords us a competitive advantage in the markets in which we operate. Our intellectual property includes the content of our website, mobile applications, registered domain names, software code, firmware, hardware and hardware designs, trade secrets, and inventions (whether or not patentable).

To protect our intellectual property, we rely on a combination of copyright, trademark, patent, and trade secret laws, contractual provisions, end-user policies, and disclosure restrictions. Upon discovery of potential infringement of our intellectual property, we assess and when necessary, take action to protect our rights as appropriate. We also enter into confidentiality agreements and invention assignment agreements with our employees and consultants and seek to control access to, and distribution of, our proprietary information in a commercially prudent manner.

Taxation and Expenses

After our offering statement was qualified on July 13, 2025, we became a public company and began to implement additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We incur additional annual expenses related to these steps and, among other things, these additional expenses include or may include at a future date, directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees, and similar expenses.

The Company does not expect to generate taxable income and incur tax expense in the immediate future.

10

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which the Company prepared in accordance with generally accepted accounting principles. The preparation of these Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses.

Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates. Our significant accounting policies are more fully described in NOTE 2 to our audited Consolidated Financial Statements.

11

Item 3. Directors and Officers

Set forth below is a list of names and ages, as of the date hereof, of our directors and executive officers, and a description of the business experience of each of them. Each director holds his or her office until he or she resigns or is removed and his or her successor is elected and qualified. Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Term of Office	Position	Approximate hours per week for part-time employees
Deborah Kenney	48	2019 – Current	Chief Executive Officer, President and Chairperson	Full Time
Marilu Brassington	48	10/2024 – Current	Chief Financial Officer	20
Peter J. D’Arruda	58	2021 – Current	Chief Marketing Officer and Director	10
Randy Ullrich	61	10/2023 - Current	Chief Technical Officer	30

The principal occupations for each of our current executive officers and directors are as follows:

Deborah Kenney - Ms. Kenney is the Co-Founder, and visionary for the evolution of RidePair. She has been the full time Chief Executive Officer, President and Chairperson of RidePair since its founding in 2019. During Ms. Kenney's tenure at RidePair, a number of individuals have worked for the Company, primarily as outsourced programmers, working on the development of the app.  These developers were paid from proceeds of the Ridepair Programming, LLC loan. Ms. Kenney began her career in the financial industry at the age of 18, working in retail banking while attending California State University, Northridge. She became one of the youngest managers in the history of Cal Fed (acquired by Citibank). During that time, she developed close relationships with many of the banks’ high net worth clients and was promoted to Private Wealth Management. She moved to Vision Financial Markets, a clearing firm on the Chicago Board of Trade, where she received her Series 3 License and became a Commodity Broker and within a year was one of Vision’s top producers. In 2005, with the support of her clients, Ms. Kenney started her own financial advisory firm, Alpha Counsulting, LLC, where she has managed and raised tens of millions of dollars. In 2018, Ms. Kenney closed Alpha Consulting, LLC to start RidePair. Ms. Kenney was born and raised in Southern California and has been a lifelong commuter throughout all of California. She knows first-hand the problems of traffic congestion, parking, and the effects of emission on the local population. Her vision has led to countless advances in the technology developed at RidePair.

Marilu Brassington - Ms. Brassington has served as the part time Chief Financial Officer of RidePair Inc since October 2024. Prior to joining RidePair, she served as the Chief Financial Officer of other publicly traded companies. From 2023 through the present, she also serves as the Chief Financial Officer of Scepter Holdings, Inc. (otcpink:BRZL). In 2018, she started her own Financial Consulting Firm, Luceva, LLC, which as a single owner LLC where Ms. Brassington is the only employee. Ms. Brassington is employed for her various jobs including RidePair and Scepter through Luceva. From 2017 to 2022, she was the Chief Financial Officer of 12 ReTech, Inc. From 2013 through 2017, she served as Chief Financial Officer of Bitzio Inc. Prior to 2013, she served as the Chief Financial Officer of Givefun.com and consultant IAC. Ms. Brassington began her career as a Senior Financial Controller within the Investment Banking Group of Societe Generale and an audit supervisor at Deloitte & Touche. Ms. Brassington received a B.S. degree in accounting and finance in 2001 from the University of Miami and her Certified Public Accountant’s Exam in the same year.

12

Peter J. D’Arruda - Mr. D’Arruda has served as Chief Marketing Officer since 2021 and a member of our Board of Directors since 2022. He is also a former two-time President of the IARFC (International Association of Registered Financial Consultants), an Investment Advisor, fiduciary, and has been in the financial arena for over 32 years. In 2008, he founded and still manages Capital Financial & Insurance, LLC to help his clients take the worry out of living in retirement. Known as “Coach Pete” to most of his clients and to the listeners of his radio show, he has developed a proprietary process that assists business owners become work optional. He has written or co-written 16 books to date. Two of his books have reached the best-sellers list on Amazon.  The most noteworthy book, Successonomics, is one that Coach Pete co-authored with Steve Forbes. His most recent book is “The Big Book on Retirement.” Coach Pete also owns and operates Broadcasting Experts, LLC, and his staff produces over 80 weekly radio shows and long form video & audio podcasts heard and seen nationwide. His national show, THE FINANCIAL SAFARI, can be heard at FinancialSafari.com. Pete has won 3 Emmys, 5 Quillys® and 10 Tellys, along with multiple EXPYS®. He is proud of each award. He is a graduate of The University of North Carolina. Mr. D’Arruda spends between 25% and 50% of his time on RidePair depending on the Company’s needs.

Randy Ullrich - Mr. Ullrich has served as Chief Technical Officer of RidePair since October 2023 and is also the founder and Chief Executive Officer of RapDevPro, Inc., which he began in 2009. He brings over 30 years of software, web-applications, and mobile-applications leadership to RidePair, with deep experience in agile methodologies and building and guiding lean, high-performance technology teams. Having worked in a variety of industries (including military, healthcare, automotive, financial services, and media & entertainment) at both early-stage and mature companies – including two successful M&A exits – Mr. Ullrich brings high-level management skills and a variety of experience to RidePair. Prior to RidePair, Mr. Ullrich held executive roles at San Diego software companies, including as C.T.O. of a data-sharing company, as well as the Chief Executive Officer of a 100-person boutique software consultancy (sold to NextLeft). Mr. Ullrich started his career as a software engineer, before moving on to a stint at Accenture in Silicon Valley after earning his M.B.A. Mr Ullrich spends approximately 20 hours per week supporting RidePair.

None of our executive officers and board directors has been involved in any of the following proceedings during the past ten (10) years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceedings (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings.

None of the following events have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or executive officer: (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

13

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued, and equity awards granted, by RidePair for the years ended September 30, 2025 and 2024, to our Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer and Chief Technical Officer.

Name & Principal Position	Year	Paid or Accrued Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All other Compensation	Totals
Deborah Kenney (1)	2025	$360,000	$–	$–	$–	$–	$–	$–	$360,000
Chief Executive Officer	2024	$360,000	$–	$–	$–	$–	$–	$–	$360,000

Marilu Brassington (2)	2025	$120,000	$–	$–	$–	$–	$–	$–	$120,000
Chief Financial Officer	2024	$60,000	$–	$–	$–	$–	$–	$–	$60,000

Peter J. D’Arruda (3)	2025	$–	$–	$500,000	$–	$–	$–	$–	$500,000
Chief Marketing Officer	2024	$–	$–	$500,000	$–	$–	$–	$–	$500,000

Randy Ullrich (4)	2025	$105,000	$–	$500,000	$–	$–	$–	$–	$605,000
Chief Technical Officer	2024	$102,000	$–	$–	$–	$–	$–	$–	$102,000

Notes:

(1)	Ms. Kenney has served as the Company’s Chief Executive Officer, President and Chairperson since November 2018. Ms. Kenney entered into an employment agreement to become the Company’s Chief Executive Officer on October 1, 2022.

(2)	Ms. Brassington has served as the Company’s part-time Chief Financial Officer since November 2024. As of the date of this filing, Ms. Brassington has not entered into an Employment Agreement with the Company. Ms. Brassington was paid $5,000/month and was increased to $10,000/month during the second calendar quarter of 2025.

(3)	Mr. D’Arruda has served as the Company’s Chief Marketing Officer since November 2018. Mr. D’Arruda received a stock grant of 1 million shares per year. The shares were valued at $0.50 per share for 2025 and 2024, respectively. In addition, Mr D’Arruda has a convertible note for $800,000 with the Company that can only be converted at the earlier of i) the sale of the company or ii) 10 years from the date of the note. These shares are not calculated as part of executive compensation.

(4)	Mr. Ullrich has served as the Company’s Chief Technical Officer since October 2023. Mr. Ullrich’s firm was paid for software development. The total amount paid to his firm was included as salary although his firm employs approximately five programmers on RidePair’s behalf. Mr. Ullrich was granted 2.5 million shares on October 1, 2024. The shares vest as 500,000 shares per year for each of the next 5 years with initial vesting on October 1, 2025.

14

Director’s Compensation

RidePair has not paid and does not presently propose to pay any compensation to any director for acting in such capacity. No cash or equity instruments were paid or otherwise awarded for services during the years ended September 30, 2025 and 2024. The Company anticipates implementing a director compensation policy or plan subsequent to the completion of the Company’s offering of Class B Preferred Stock, which is currently ongoing.

Employment Agreements

Deborah Kenney Employment Agreement

On October 1, 2022, the Board and Ms. Kenney entered into an employment agreement (the “Agreement”) for a one-year term, subject to one-year renewals. Pursuant to the Agreement, Ms. Kenney receives an initial base salary of $360,000 per year, subject to an increase. Ms. Kenney is eligible to participate in our performance-based cash incentive bonus program. Ms. Kenney is eligible to receive a bonus of two percent (2%) of all financings and sales contracts introduced to the Company by Executive, not to exceed $10,000,000 during the life of the contract. Bonuses will be determined and paid within thirty days of each calendar year during the Term. As of May 31, 2026, Ms. Kenney has accrued but unpaid salary equal to $1,071,400.

In addition, the Agreement provides for certain payments and benefits in the event of a termination of Ms. Kenney’s employment under specific circumstances. If, during the term of the Agreement, her employment is terminated by us other than for “cause,” or she resigns for “good reason,” she would be entitled to continuation of her base salary at the rate in effect immediately prior to the termination date for the greater of (x) the time remaining in the current term (i.e. the initial term or a subsequent term) or (y) 60 days following the termination date (the “Severance Period”). The Company will continue to pay for Mr. Ms. Kenney’s health and dental coverage for the shorter of (x) the severance period or (y) the maximum period permissible under COBRA. In addition, she would receive 100% of the maximum amount of his annual bonus for the calendar year in which the termination occurs, paid generally at the same time as other executives receive their bonuses.

Under the Agreement, “Cause” means generally that Ms. Kenney (i) committed any act of fraud, embezzlement, or any other willful misconduct that is demonstrably and materially injurious to the Company, or (ii)  violated any material written Company policy or rules of the Company (provided such policies and rules must be commercially reasonable) and such violation is not cured by Executive within 30 days following written notice thereof to Executive, or (iii) refused to follow the reasonable written directions given by the Board or its designee or breached any material covenant or obligation under this Agreement or any other written agreement with the Company and such refusal or breach is not cured by Executive withing 30 days following written notice thereof to Executive.

“Good Reason” means generally the material breach by the Company of the Agreement; (a) any reduction in Executive’s Base Salary; (b) a material reduction in Executive’s authority, duties or responsibilities, including without limitation, removing Executive as Chief Executive Officer; (c) relocation by the Company of Executive’s work site to a facility or location more than 15 miles from the Executive’s current principal work site for the Company; (d) imposition of a requirement that Executive report to anyone other than a Company officer or employee rather than directly to the Board; or (e) a material breach by the Company of any of its obligations under this Agreement or any other written agreement or covenant with Executive.

Marilu Brassington Consulting Agreement

On October 31, 2024, the Company and Marilu Brassington entered into an oral agreement for Ms. Brassington to serve as chief financial officer for a one-year term, subject to one-year renewals. Pursuant to the agreement, Ms. Brassington receives an initial base salary of $60,000 for the initial six months of the term and then $120,000 for the subsequent six months of the term. Ms. Brassington was also granted 200,000 shares of Common Stock. Ms. Brassington continues to receive an annual salary for $120,000 per year. As of May 31, 2026, Ms. Brassington has accrued but unpaid salary equal to $92,500.

15

Peter D’Arruda Compensation Agreement

We do not have a written employment agreement with Peter D’Arruda. On August 21, 2020, the Company granted Peter D’Arruda 5,000,000 shares of Common Stock. The Company additionally agreed to issue Mr. D’Arruda 1,000,000 shares of Common Stock annually for 5 years. Mr. D’Arruda was appointed to serve as the Chief Marketing Officer in October 2024. Mr. D’Arruda is not paid an annual salary or other cash compensation.

Randy Ulrich Compensation Agreement

In October 1, 2024, the Company appointed Randy Ullrich as Chief Technical Officer. He was granted 2,500,000 shares of Common Stock. Of the 2,500,000 shares granted, 500,000 vest annually over a five year period with the initial vesting occurring on October 1, 2025. Mr. Ullrich is not paid an annual salary or other cash compensation.

Stock Option Plan and other Employee Benefits Plans

The Company does not have a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

The Company does not currently have a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company. Executive officers, including the Company’s CEO, are only consulted with respect to the performance of other officers of the Company.

Board Composition

Our Board of Directors currently consists of three members, Deborah Kenney, our CEO, Peter D’Arruda and Randy Ulrich, CTO. Each director of the Company serves until the next annual meeting of stockholders and until his or her successor is elected and duly qualified, or until his or her earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the Board of Directors.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees, when and if established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

The Company has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is posted on our website at: https://ridepair.io.

16

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of the date hereof for: (1) each holder of more than 10% of our Common Stock; (2) each of our directors and director nominees; (3) each Named Executive Officer; and (4) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person or any member of such group has the right to acquire within 60 days of May 1, 2026. For purposes of computing the percentage of outstanding shares our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of May 1, 2026, are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by such stockholder unless noted otherwise, subject to community property laws where applicable. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Common Stock

Percentage ownership in the following table is based on 38,964,525 shares, consisting of (i) 8,964,525 shares of Common Stock and (ii) 30,000,000 shares of Common Stock underlying conversion of 3,000,000 shares of Series A Preferred Stock outstanding as of May 1, 2026.

	Common Stock Beneficially	Percentage of Common Stock	Voting	Percentage of Voting Shares
Name of Beneficial Owner (1)	Owned	(2)	Shares	(3)
5% Stockholders
Alpha Consulting Group (4)	15,000,000	38.89%	30,000,000	43.75%
AKNM Irrevocable Trust (5)	15,000,000	38.89%	30,000,000	43.75%

Current Executive Officers and Directors
Deborah Kenney (6)	15,000,000	38.49%	30,000,000	43.50%
Marilu Brassington (7)	200,000	0.51%	200,000	0.29%
Peter J. D’Arruda (8)	5,800,000	14.88%	5,800,000	8.41%
Randy Ullrich (9)	500,000	1.28%	500,000	0.73%

Total Executive Officers and Directors	21,500,000	55.46%	36,500,000	52.93%

* Less than once percent

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of May 1, 2026 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding May 1, 2026, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of May 1, 2026.

17

(2)	The number of common shares outstanding used in computing the percentages is 38,964,525 and includes all shares of Series A Preferred Stock on an as converted into common stock basis. Each share of Series A Preferred Stock converts into 10 shares of Common Stock.

(3)	The number of Voting Shares used in computing the Percentage of Voting Shares is 68,964,525 shares as the 3,000,000 shares of Series A Preferred Stock outstanding are entitled to an aggregate of 60,000,000 votes or twenty (20) votes per share.

(4)	Included within Alpha Consulting Group’s ownership is 1,500,000 shares of the Company’s Series A Preferred Stock that converts into the Company’s common stock on a 10:1 ratio. As of the date hereof, all the Series A Preferred Stock is outstanding. The address for Alpha Consulting Group is 19448 Laroda Lane, Santa Clarita, CA 91350 and its control person is Deborah Kenney, the Company’s President.

(5)	Included within AKNM Irrevocable Trust’s ownership is 1,500,000 shares of the Company’s Series A Preferred Stock that converts into the Company’s common stock on a 10:1 ratio. The address for AKNM Irrevocable Trust is 18200 Von Karmen, Suite 800, Irvine, CA 92612 and its control person is Pablo Penaloza.

(6)	Included within Ms. Kenney’s ownership is 1,500,000 shares of Series A Preferred Stock, that converts into the Company’s common stock on a 10:1 ratio, held in the name of Alpha Consulting Group. The address for Ms. Kenney is 19448 Laroda Lane, Santa Clarita, CA 92612. Ms. Kenney is the control person for Alpha Consulting Group. The shares held by Alpha Consulting are also listed as beneficially owned by Ms. Kenney.

(7)	The address for Ms. Brassington is 230 Lake Sherwood Drive, Thousand Oaks, CA 91361.

(8)

The address for Mr. D’Arruda is 124 Poppleford Place, Cary, NC 27518. The shares beneficially owned exclude any shares of Common Stock issuable pursuant to the Revolving Note held by RidePair Programming LLC (an entity controlled by Mr. D’Arruda) as the Revolving Note may only be converted into Common Stock at maturity, upon an event of default, or upon a change of control of the Company at a price per share of $0.50. As of May 1, 2026, principal and accrued interested owed under the Revolving Note is $2,449,257 which includes $324,757 of interest.

(9)	The address for Mr. Ullrich is 983 Marisa Lane, Encinitas, CA 92024. Mr. Ullrich was granted 2,500,000 shares of Common Stock on October 1, 2024. The shares vest 500,000 per year for each of the next five years.

Series A Preferred Stock

Percentage ownership in the following table is based on 3,000,000 shares of Series A Preferred Stock outstanding as of May 1, 2026.

	Series A Preferred Stock	Percentage of Series A		Percentage of
Name of Beneficial Owner (1)	Beneficially Owned	Preferred Stock	Voting Shares (1)	Voting Shares (2)
5% Stockholders
Alpha Consulting Group	1,500,000	50.00%	30,000,000	43.75%
AKNM Irrevocable Trust	1,500,000	50.00%	30,000,000	43.75%

Total	3,000,000	100.00%	60,000,000	87.51%

(1)	Each share of Series A Preferred Stock is entitled to 20 votes for matters brought before shareholders requiring a vote.

(2)	The number of Voting Shares used in computing the Percentage of Voting Shares is 68,564,525, which includes (i) 8,564,525 shares of common stock outstanding each with one vote and (ii) 3,000,000 shares of Series A Preferred Stock outstanding each with 20 votes per share.

18

Item 5. Interest of Management and Others in Certain Transactions

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

1.	On September 1, 2021, the Company entered into a Master Revolving Note with Ridepair Programming, LLC (the “Holder”). The revolving note was amended on October 1, 2024, and amended and restated on August 6, 2025 (as amended, the “Revolving Note”). Under the terms of the Revolving Note, the Holder may advance the Company funds not to exceed $2,500,000. The Revolving Note accrues interest at the rate of 10% per annum and is secured by 5,000,000 shares of the Company’s Common Stock. The Revolving Note matures and is due and payable on October 10, 2031. Upon the occurrence of the earlier of the following, the Revolving Note may be converted into Common Stock of the Company at a price per share of $0.50: (i) the maturity date, (ii) upon a default under the Revolving Note that remains uncured for five (5) days and (iii) upon a change of control of the Company (as described in the Revolving Note). Ridepair Programming LLC, an entity controlled by Peter D’Arruda, our Chief Marketing Officer. Mr. D’Arruda serves as the manager of Ridepair Programming LLC and therefore has a material economic interest in the Revolving Note and voting and dispositive control with respect to any securities issued upon conversion of the Revolving Note, to the extent such conversions occur. As of May 2, 2026, the Holder has advanced a total of $2,124,500 to the Company and interest of $324,757 has accrued. Peter D’Arruda, the Company’s Chief Marketing Officer, is the Manager of the Holder.

2.	On October 1, 2024, Randy Ullrich, the Company’s Chief Technical Officer, was granted 2,500,000 shares of common stock. The shares vest 500,000 shares per year for 5 years with initial vesting of the first 500,000 shares vesting on October 1, 2025.

Item 6. Other Information

The following issuances were exempt from registration under Section 4(2) of the Securities Act of 1933 and the rules promulgated thereunder.

1.	On April 14, 2026, in lieu of cash, the Company issued 200,000 shares of common stock to Marilu Brassington, the Company’s Chief Financial officer for valued at $.50 a share for total value of $100,000 as previously agreed to and disclosed in Form 1-A. Accordingly, as of May 31, 2026, the Company owes Ms. Brassington an additional $92,500 of accrued wages.

2.	On March 15, 2026, in lieu of cash, Paul Rogers, was issued 100,000 shares of common stock at valued at $.50 a share for professional services for a total value of $50,000.

3.	On March 11, 2026, the Company issued 250,000 shares of common stock to the Dunlop Group, LLC for professional services valued at $.50 a share or an aggregate of $125,000.

4.	On February 10, 2026, Douglas Hansen purchased 50,000 shares of common stock directly from the Company for cash, at a price per share of $.50, for aggregate proceeds of $25,000.

5.	On December 29, 2025, Emery Pelletier purchased 50,000 shares of common stock directly from the Company for cash, at a price per share of $.50, for aggregate proceeds of $25,000.

6.	As previously agreed on August 21, 2020, we agreed to issue Mr. D’Arruda 5,000,000 total shares on common stock. The first issuance was on August 21, 2021, the second issuance was on August 21, 2022, the third issuance on August 21, 2023, the fourth issuance on August 21, 2024, and the last issuance on September 15, 2025. The shares were valued at $0.50 on the grant date. Mr. D’Arruda was appointed to serve as the Chief Marketing Officer in October 2024.

19

Item 7. Financial Statements

F-1

VICTOR MOKUOLU, CPA PLLC Accounting | Advisory | Assurance & Audit | Tax

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders.

RidePair, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RidePair, Inc. (the “Company”) as of September 30, 2025, and September 30, 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended September 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025, and September 30, 2024, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company's ability to continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 2, Going Concern, to the financial statements, the Company has incurred losses totaling $7,330,574 since inception, has not yet generated revenue from its operations; and as of September 30, 2025 and 2024, the Company had a working capital deficit of $1,008,947 and $805,009, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2, Going Concern, to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

A critical audit matter is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the Company’s governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2025.
Houston, Texas

June 5, 2026

PCAOB ID: 6771

www.vmcpafirm.com | Ph: 713.588.6622 | Fax: 1.833.694.1494 | ask@vmcpafirm.com

F-2

RIDEPAIR INC.

BALANCE SHEET

	September 30,	September 30,
	2025	2024

ASSETS
Current Assets:
Cash	$80,489	$27,952
Total Current Assets	80,489	27,952

Software development	980,075	647,600
TOTAL ASSETS	$1,060,564	$675,552

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued liabilities	$1,030,606	$810,700
Related party credit Card Payable	43,923	22,261
Business Loans including accrued interest	14,907	–
Total Current Liabilities	1,089,436	832,961

Long term business loans including accrued interest	–	35,796
Related party payable -deferred compensation	852,300	765,500
Related party convertible note payable including accrued interest	2,449,257	1,202,220
Total Long - Term Liabilities	3,301,557	2,003,516

Total Liabilities	4,390,993	2,836,477

Stockholders' Deficit:
Preferred Stock, Series A, par value $0.0001, authorized 3,000,000 issued 3,000,000 at September 30, 2025 and September 30, 2024, respectively	300	300
Common stock, $0.0001 par value, Authorized 300,000,000 8,314,525 and 6,484,525 shares outstanding at September 30, 2025 and September 30, 2024, respectively	831	648
Additional paid-in capital	3,999,014	3,084,197
Accumulated deficit	(7,330,574)	(5,246,069)
Total Stockholders' Deficit	(3,330,429)	(2,160,924)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,060,564	$675,552

The accompanying notes are an integral part of these financial statements

F-3

RIDEPAIR INC.

STATEMENTS OF OPERATIONS

	For the Year Ended
	September 30,
	2025	2024

Revenues	$–	$–
Cost of revenue	–	–
Gross Profit	–	–

Operating Expenses
General and administrative	$300,565	$94,148
Professional fees	595,971	399,223
Stock compensation expense	800,000	700,000
Amortization	219,525	178,600
Total Operating Expenses	1,916,061	1,371,971

Loss from operations	(1,916,061)	(1,371,971)

Other Expense
Other income (expense)	56	94
Interest expense	(168,500)	(117,959)
Net Other Expense	(168,444)	(117,865)

Net Loss	$(2,084,505)	$(1,489,836)

Net Loss Per Common Share: Basic and Diluted	$(0.31)	$(0.290)
Weighted Average Number of Common Shares Outstanding: Basic and Diluted	6,970,709	5,135,940

The accompanying notes are an integral part of these financial statements

F-4

RIDEPAIR INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICIT

For the years ended September 30, 2025 and 2024

	Series Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit

Balance - September 30, 2023	3,000,000	$300	4,631,675	$463	$2,128,532	$(3,756,233)	$(1,626,938)

Common stock issued for conversion of warrants	–	–	394,000	39	196,961	–	197,000
Common shares issued for stock compensation	–	–	1,400,000	140	699,860.00	–	700,000
Common shares issued for convertible notes including accrued interest	–	–	58,850	6	58,844	–	58,850
Net loss	–	–	–	–	–	(1,489,836)	(1,489,836)

Balance - September 30, 2024	3,000,000	$300	6,484,525	$648	$3,084,197	$(5,246,069)	$(2,160,924)

Common stock issued for conversion of warrants	–	–	230,000	23	114,977	–	115,000
Common shares issued for stock compensation	–	–	1,600,000	160	799,840	–	800,000
Net loss	–	–	–	–	–	(2,084,505)	(2,084,505)

Balance - September 30, 2025	3,000,000	$300	8,314,525	$831	$3,999,014	$(7,330,574)	$(3,330,425)

The accompanying notes are an integral part of these financial statements.

F-5

RIDEPAIR INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended September 30,
	2025	2024

OPERATING ACTIVITIES:

Net loss	$(2,084,505)	$(1,489,836)
Adjustments to reconcile net loss to net used in operating activities:
Stock based compensation	800,000	700,000
Conversion of convertible notes payable	–	3,850
Amortization of software development	219,525	178,600
Accrued interest	147,137	108,042
Related party payable - deferred compensation	86,800	135,000
Accounts payable and accrued liabilities	241,568	196,389
Net Cash Used In Operating Activities	(589,475)	(167,955)

INVESTING ACTIVITIES:

Software development	(552,000)	(559,000)
Net Cash Used in Investing Activities	(552,000)	(559,000)

FINANCING ACTIVITIES:

Business loans proceeds	–	35,796
Business loans repayments	(20,889)	–
Related party loan	1,099,900	200,000
Proceeds from exercise of warrants	115,000	197,000
Net Cash Provided by Financing Activities	1,194,011	432,796

Net increase in cash	52,536	(294,159)
Cash, beginning of year	27,952	322,112
Cash, end of year	$80,489	27,952

Supplemental cash flow information
Cash paid for interest	$–	$2,100
Cash paid for taxes	$–	$–

Non-cash transactions:
Conversions of convertible notes payable, accrued interest	$–	$55,000

The accompanying notes are an integral part of these financial statements

F-6

RIDEPAIR INC.

NOTES TO THE FINANCIAL STATEMENTS

For the years ended September 30, 2025 and 2024

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Ridepair Inc. (hereinafter “RidePair”, the “Company”, “Our”, “We”, or “Us”) was incorporated under the laws of the State of Delaware on November 20, 2018 under the name of Bit Forge L.A. Inc. On August 20, 2020, the Company filed an Amended and Restated Certificate of Incorporation changing the name of the corporation to RidePair Inc. Our principal executive office is located at 2716 Ocean Park Blvd, Suite 1011, Santa Monica, CA 90405 and our telephone number is (818) 770-5933. Our website address is www.ridepair.io. The information contained on, or that can be accessed through, our website is not a part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

The Company will generate revenue from Rides shares and commuters (“Users)”. The users will download the app and the company will generate revenues from the users using the app similarly to any ridesharing app.

NOTE 2 – GOING CONCERN

As of September 30, 2025, the Company has incurred losses totaling $7,330,574 and $5,246,069 since inception as of September 30, 2025, has not yet generated revenue from its operations, and will require additional funds to maintain our operations. As of September 30, 2025 and 2024, the Company had a working capital deficit of $1,008,947 and $805,009, respectively.

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. The Company intends to finance operating costs over the next twelve months through continued financial support from its stockholders, the issuance of debt securities and private placements of common stock.

While the Company strongly believes that its capital resources will be sufficient in the near term, there is no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital or, if additional capital is needed that such funds, if available, will be obtainable in terms satisfactory to the Company.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America.

F-7

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

All figures are in U.S. Dollars.

The fiscal year end is September 30.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, stock-based compensation, accounting for preferred stock, and the valuation of acquired assets and liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company had cash on hand of $80,489 and $27,952 as of September 30, 2025 and 2024, respectively. The Company had no cash equivalents as of September 30, 2025 and 2024.

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Topic 606, “Revenue from Contacts with Customers” (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation.

Accounts Receivable

The Company does not currently maintain reserves for potential credit losses on accounts receivable in accordance with ASC 326 Financial Instruments Credit Losses since the Company is not yet selling its technology. Once the Company sells its technology, management will review the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves will be recorded primarily on a specific identification basis. As of September 30, 2025 and 2024, the Company did not have an allowance for doubtful accounts.

Convertible Debt

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine whether the instrument should be classified as a liability under ASC 480, Distinguishing Liabilities from Equity, and second whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument or certain convertible preferred stock would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in ASC 815, Derivatives and Hedging. Generally, characteristics that require derivative treatment include, among others, when the conversion feature is not indexed to the Company’s equity, as defined in ASC 815-40, or when it must be settled either in cash or by issuing stock that is readily convertible to cash. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the balance sheet at fair value, with any changes in its fair value recognized currently in the statements of operations.

F-8

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. We adopted the provisions of ASC 740 as of January 1, 2007 and have analyzed filing positions in each of the federal and state jurisdictions where we are required to file income tax returns, as well as all open tax years in these jurisdictions. We have identified the U.S. federal and California as our “major” tax jurisdictions. With limited exceptions, we remain subject to Internal Revenue Service (“IRS”) examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years. However, we have certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

At September 30, 2025 and 2024, the Company recognized a full valuation allowance against the recorded deferred tax assets.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Net Loss per Share

The Company follows ASC 260, “Earnings per Share” (“EPS”), which requires presentation of basic EPS on the face of the Statements of Operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings (loss) per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

F-9

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Diluted earnings per share reflect the potential dilution that could occur if securities were exercised or converted into common stock or other contracts to issue common stock resulting in the issuance of common stock that would then share in the Company’s earnings subject to anti-dilution limitations. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact.

For the years ended September 30, 2025, and 2024, potentially dilutive common shares consist of common stock issuable upon the conversion of convertible notes payable . All potentially dilutive securities related to these convertible notes payable were excluded from the computation of diluted weighted average number of shares of common stock outstanding as they would have had an anti-dilutive impact.

Comprehensive Income

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. During the years ended September 30, 2025 and 2024, the Company’s did not have any component of comprehensive income.

Contingencies

The Company follows ASC 450-20, “Loss Contingencies” to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no loss contingencies as of September 30, 2025 and 2024.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) which supersedes existing guidance on accounting for leases in “Leases (Topic 840).” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company adopted ASU 2016-02, Leases (Topic 842), effective January 1, 2025. The Company reviewed all existing contracts and arrangements, including service agreements, equipment arrangements, and any other contracts that could contain an embedded lease component. The Company determined that none of its existing contracts meet the definition of a lease under ASC 842, as no contracts convey the right to control the use of an identified asset for a period of time in exchange for consideration. Accordingly, no right-of-use assets or lease liabilities have been recognized on the balance sheet. The Company elected the short-term lease practical expedient and will continue to expense any future short-term arrangements as incurred.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU requires public business entities to disclose, in the notes to financial statements, specified information about certain costs and expenses included in expense line items presented on the face of the income statement. Specifically, the standard requires disaggregation of relevant expense captions to provide more granular information about purchases of inventory, employee compensation, depreciation, amortization of intangible assets, and other expenses included within each income statement line item. The ASU is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The amendments should be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all prior periods presented. The Company is currently evaluating the impact of adopting ASU 2024-03 on its financial statement disclosures.

F-10

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU enhances the disclosures related to segment reporting for public entities. It requires entities to disclose significant segment expenses for each reportable segment, providing greater transparency in segment performance. The ASU is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has evaluated this ASU and there was no impact the financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. It is designed to provide more detailed information about an entity’s income tax expenses, liabilities, and deferred tax items, potentially affecting how companies report and disclose their income tax-related information. The ASU is effective for public business entities for annual periods beginning after December 15, 2024, including interim periods within those fiscal years. The Company is currently evaluating how this ASU will impact its financial statements and disclosures.

Management does not believe any other recently issued, but not yet effective accounting pronouncements would have a material effect on our present or future financial statements.

NOTE 4 – SOFTWARE DEVELOPMENT

Software development at September 30, 2025 and 2024 consists of the following:

	September 30, 2025	September 30, 2024
Software development	$1,445,000	$893,000
Less: accumulated amortization	(464,925)	(245,400)
Total Software development	$980,075	$647,600

The Company capitalizes internal-use software development costs in accordance with ASC 350-40, which establishes a three-stage model consisting of the Preliminary Project Stage, Application Development Stage, and Post-Implementation Stage. The Company is currently in the Application Development Stage, as management has authorized and committed funding to the project. Costs capitalized include third-party developer fees, direct employee payroll, and 20% of the CEO's compensation. The 20% CEO allocation is based on a documented time study reflecting the CEO's direct involvement in qualifying development activities including functional specification approvals, technical architecture decisions, development milestone reviews, and testing oversight. All other CEO time representing general management, strategic planning, and investor relations has been expensed as general and administrative cost. All other costs have been expensed as incurred in accordance with ASC 350-40.

Per ASC 350-40, the Company has capitalized costs associated with software development and is amortizing it over 60 months. Part of the cost of the CEO has been allocated to software development. Approximately 20% of her time has dedicated to the apps development and has therefore be included in the software development. As of September 30, 2025 and 2024, the value of the CEO time is approximately $72,000 and $72,000, respectively. The app is currently in beta testing and is expected to be fully operational. The initial roll out of the app is expected to be in California.

F-11

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at September 30, 2025 and 2024 consist of the following:

	September 30, 2025	September 30, 2024
Accounts payable and accrued liabilities	$1,030,606	$810,700
Total accounts payable and accrued liabilities	$1,030,606	$810,700

The Company’s accounts payable is made up of deferred consulting fee to Orange County Investment Financial Group (“OCIFG”) and a payable to another consulting vendor. OCIFG is a vendor that the Company uses for the design and implementation of it software app. This payable bears no interest and is payable in cash. As of September 30, 2025 and 2024, the amount owed to OCIFG is $864,500 and $782,500 , respectively. The other vendor was owed $166,106 and $28,200 as of September 30, 2025 and 2024, respectively.

NOTE 6 – RELATED PARTY CREDIT CARD PAYABLE

Related party credit card payable at September 30, 2025 and 2024 consist of the following:

	September 30, 2025	September 30, 2024
Related party credit card payable	$43,923	$22,261
Total related party credit card payable	$43,923	$22,261

The Company has one related party credit card from Ridepair Programming which bears an interest rate of 27.5%, with a payable balance of $43,923 and $22,261 as of September 30, 2025 and 2024, respectively.

NOTE 7 – LONG TERM BUSINESS LOAN

Long term business loan at September 30, 2025 and 2024 consists of the following:

	September 30, 2025	September 30, 2024
Long term business loan	$12,907	$32,462
Accrued Interest	2,000	3,334
Long term business loan	$14,907	$35,796

The Company entered into a long-term business loan of $47,100 on February 28, 2024. The monthly payment is $2,434 and accrues interest of $471 per month. The Company also received an additional loan of $15,500 on March 17, 2025. The new monthly payment is $4,858 and accrues interest of $313 per month.

The outstanding balance is $12,907 and $2,000 and $32,462 and $3,334 of principal and accrued interest as of September 30, 2025 and September 30, 2024.

F-12

NOTE 8 – RELATED PARTY PAYABLE- DEFERRED COMPENSATION

Related party payable, deferred compensation, at September 30, 2025 and 2024 consists of the following:

	September 30, 2025	September 30, 2024
Related party payable-deferred compensation	$852,300	$765,500
Related party payable-deferred compensation	$852,300	$765,500

The Company has one officer, our Chief Financial Officer, that has deferred their compensation. This officer accrued compensation of $30,000 per month for fiscal years 2024 and 2025 which represents $360,000 per year. The outstanding balance as of September 30, 2025 and 2024 is $852,300 and $765,500, respectively.

NOTE 9 – RELATED PARTY LOAN

Related Party Loan at September 30, 2025 and 2024 consists of the following:

	September 30, 2025	September 30, 2024
Related party loan	$2,124,500	$1,024,599
Accrued interest	324,757	177,620
Related party loan	$2,449,257	$1,202,220

The Company has received a loan from Ridepair Programming, LLC bearing an interest rate of 10% per annum. Ridepair Programming is not a subsidiary of the Company, it is a separate entity and controlled by a related party. As of September 30, 2025 and 2024, the outstanding principal balance is $2,124,500 and $1,024,599, respectively, and accrued interest of $324,757 and $177,620, respectively, for a total outstanding loan balance of $2,449,257 and $1,202,220, respectively.

NOTE 10 – STOCKHOLDERS’ DEFICIT

Authorized Capital Stock:

The Company’s authorized capital stock consists of (a) 300,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (b) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which (i) 3,000,000 shares of Series A Preferred Stock are authorized, issued, and outstanding and (ii) 100,000 shares of Series B 10% Convertible Preferred Stock are authorized and 8,800 Series B preferred outstanding.

Common Stock:

The Delaware Statues provides that the holders of the Common Stock shall have one vote per share. In addition, except as otherwise required by law, as provided in the Company’s articles of incorporation, as amended, the Company’s Bylaws and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of the Preferred Stock, on any matter presented to the holders of Common Stock and Preferred Stock for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), the holders thereof shall vote together as a single class.

F-13

NOTE 10 – STOCKHOLDERS’ DEFICIT (continued)

Holders of the Common Stock will have no preemptive or conversion rights or other subscription rights. The Bylaws of the Company provide that the holders of Common Stock shall not have a right to cumulative voting. The rights, preferences, and privileges of the holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future. Additionally, the Bylaws may be amended by the Company’s stockholders or the Board of Directors.

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. During the periods presented, the Company issued shares of common stock, which have been recorded at fair value on the date of issuance and are fully disclosed in the notes to the financial statements and in the statement of stockholders' equity. The Company has not issued any stock options, warrants, or other equity-based compensation instruments during the periods presented.

As of September 30, 2025 and 2024, the Company had 8,314,525 and 6,484,525 shares of Common Stock outstanding, respectively.

Preferred Stock:

The Company has filed a Certificate of Designation with the Secretary of State of the State of Delaware for the 3,000,000 shares of Series A Preferred Stock providing that the rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock of the Company are as follows: Series A preferred shares shall convert on a 10:1 basis with the common stock. Series A Preferred holders shall be entitled to twenty votes per Series A Preferred Share; and shall be senior to common stock.

As of September 30, 2025 and 2024, the Company had 3,000,000 and 3,000,000 shares of Series A Preferred Stock outstanding, respectively. Series B preferred shares were sold pursuant to the offering circular subsequent to September 30, 2025.

Issuances of Common Stock

During the quarter ended June 30, 2026, the Company issued 200,000 shares of common stock to the Marilu Brassington for professional fees valued at $.50 a share for services.

During the quarter ended March 31, 2026, Paul Rogers, was granted 100,000 shares of common stock at valued at $.50 a share.

During the quarter ended March 31, 2026, the Company issued 250,000 shares of common stock to the Dunlop Group for professional fees at valued at $.50 a share.

During the quarter ended March 31, 2026, the Company issued 50,000 shares of common stock to Douglas Hansen under a subscription agreement and purchased 50,000 shares at $.50 a share in cash.

During the quarter ended December 31, 2025, the Company issued 50,000 shares of common stock to Emery Pelletier as part of subscription agreement for $.50 a share.

During the quarter ended September 30, 2025, the Company issued 1,000,000 shares of common stock to Peter D’Arruda as a stock grant (Grant No. 2020.05) for professional services.

During the quarter ended March 31, 2025, Paul Rogers, was granted 100,000 shares of common stock valued at $.50 a share for services.

During the quarter ended December 31, 2024, Randy Ullrich, the Company’s Chief Technical Officer, was granted 2.5 million shares of common stock. The shares vest at 500,000 shares per year for 5 years with initial vesting on October 1, 2025. During the quarter ended September 30, 2025, 500,00 shares vested.

F-14

NOTE 10 – STOCKHOLDERS’ DEFICIT (continued)

During the quarter ended December 31, 2024, the Company issued 10,000 shares of common stock to Kenneth Yale who exercised his warrant and purchased 10,000 shares at $.50 a share for $5,000 in cash.

During the quarter ended December 31, 2024, the Company issued 10,000 shares of common stock to Frank C. Cigrang who exercised his warrant and purchased 10,000 shares at $.50 a share for $5,000 in cash.

During the quarter ended December 31, 2024, the Company issued 100,000 shares of common stock to Scott Krivis who exercised his warrant and purchased 100,000 shares at $.50 a share for $50,000 in cash.

During the quarter ended December 31, 2024, the Company issued 100,000 shares of common stock to Antero Tarvudd who exercised his warrant and purchased 100,000 shares at $.50 a share for $50,000 in cash.

During the quarter ended December 31, 2024, the Company issued 5,000 shares of common stock to Joe & Michele Henkelman who exercised their warrant and purchased 5,000 shares at $.50 for $2,500 in cash.

During the quarter ended December 31, 2024, the Company issued 5,000 shares of common stock to Insurance & Retirement Solutions who exercised their warrant and purchased 5,000 shares at $.50 a share for $2,500 in cash.

Effective December 1, 2024 all outstanding warrants expired if not already exercised. There were 1,169,000 warrants remaining that expired December 1, 2024. As a result, there are no longer any warrants outstanding effective December 1, 2024.

During the quarter ended September 30, 2024, the Company issued 50,000 shares of common stock to Douglas R. Hansen who exercised his warrant and purchased 50,000 shares at $.50 a share in cash.

During the quarter ended September 30, 2024, the Company issued 1,000,000 shares of common stock to Peter D’Arruda as a stock grant (Grant No. 2020.05) for professional services.

During the quarter ended September 30, 2024, the Company issued 9,000 shares of common stock to Syed Haque who exercised their warrant and purchased 9,000 shares at $.50 a share in cash.

During the quarter ended June 30, 2024, the Company issued 200,000 shares of common stock to John Holehouse who exercised their warrant and purchased 200,000 shares at $.50 a share in cash.

During the quarter ended June 30, 2024, the Company issued 25,000 shares of common stock to Emery Pelletier who exercised their warrant and purchased 25,000 shares at $.50 a share in cash.

During the quarter ended June 30, 2024, the Company issued 300,000 shares of common stock to Peter D’Arruda Marketing stock compensation which was approved by the Board in August, 2023.

F-15

NOTE 10 – STOCKHOLDERS’ DEFICIT (continued)

During the quarter ended June 30, 2024, the Company issued 26,750 shares of common stock to for convertible note issued to Mayo Woodward with a value of $25,000 plus accrued interest of $1,750.

During the quarter ended June 30, 2024, the Company issued 26,750 shares of common stock to for convertible note issued to Mayo Woodward with a value of $25,000 plus accrued interest of $1,750.

During the quarter ended June 30, 2024, the Company issued 50,000 shares of common stock to Michael Bachmannn who exercised their warrant and purchased 50,000 shares at $.50 a share in cash.

During the quarter ended March 31, 2024, the Company issued 100,000 shares of common stock to Paul Rogers as a stock grant (Grant No. 2020.06) for professional services.

During the quarter ended March 31, 2024, the Company issued 10,000 shares of common stock to Syed Haque who exercised their warrant and purchased 10,000 shares at $.50 a share in cash.

During the quarter ended March 31, 2024, the Company issued 5,350 shares of common stock to for convertible note issued to Johnny C Anderson with a value of $5,000 plus accrued interest of $350.

During the quarter ended December 31, 2023, the Company issued 50,000 shares of common stock to Douglas R. Hansen who exercised their warrant and purchased 50,000 shares at $.50 a share in cash.

During the quarter ended September 30, 2023, the Company issued 1,000,000 shares of common stock to Peter D’Arruda as a stock grant (Grant No. 2020.05) for professional services.

During the quarter ended September 30, 2023, the Company issued 5,350 shares of common stock to for convertible note issued to Gerhard Lopez with a value of $5,000 plus accrued interest of $350.

During the quarter ended June 30, 2023, the Company issued 50,000 shares of common stock to Douglas R. Hansen who exercised their warrant and purchased 50,000 shares at $.50 a share in cash.

During the quarter ended March 31, 2023, the Company issued 10,000 shares of common stock to Syed Haque who exercised their warrant and purchased 10,000 shares at $.50 a share in cash.

During the quarter ended March 31, 2023, the Company issued 50,000 shares of common stock to Douglas R. Hansen who exercised their warrant and purchased 50,000 shares at $.50 a share in cash.

During the quarter ended March 31, 2023, the Company issued 200,000 shares of common stock to Paul Rogers as a stock grant for professional services.

F-16

NOTE 10 – STOCKHOLDERS’ DEFICIT (continued)

Issuance of Series A Preferred Stock

During the quarter ended December 31, 2019, the Company issued 1,500,000 shares of Series A Preferred Stock to Alpha Consulting Group for consulting services at $.10 a share. Each share converts to common stock at a 10:1 ratio and allows the holder to 20 votes for each share.

During the quarter ended December 31, 2019, the Company issued 1,500,000 shares of Series A Preferred Stock to AKNM Irrevocable Trust for consulting services at $.10 a share. Each share converts to common stock at a 10:1 ratio and allows the holder to 20 votes for each share.

Warrants:

Warrants outstanding at September 30, 2025 and 2024:

	September 30, 2025	September 30, 2024
November 2019 Warrant	5,471,000	5,701,000
Total Outstanding	5,471,000	5,701,000

In November 2019, the Company issued a fully transferable warrant (the “November 2019 Warrant”) to its President granting the Holder the right to purchase the Company’s common stock at an exercise price of $0.50. The November 2019 Warrant had a term of 5 years. During the year ended September 30, 2024, Holders exercised the November 2019 Warrant into 394,000 shares of common stock. During the year ended September 30, 2025, Holders exercised the November 2019 Warrant into 230,000 shares of common stock.

NOTE 11 – INCOME TAXES

The actual income tax provision differs from the “expected” tax computed by applying the Federal corporate tax rate of 21% to the income before income taxes as follows:

	Year Ended September 30,
	2025	2024
“Expected” income tax benefit	$433,044	$308,164
State tax expense, net of Federal benefit	–	–
Change in valuation allowance	(433,044)	(308,164)
Other	–	–
Income tax provision	$–	$–

The change in the valuation allowance is due to the tax effect of increase in net operating losses due to our continued net losses.

F-17

NOTE 11 – INCOME TAXES (continued)

The tax effects of temporary differences which give rise to significant portions of the deferred taxes are summarized as follows:

	September 30, 2025	September 30, 2024
Deferred tax assets:
Inventory reserves	$–	$–
Allowances for bad debts and returns	–	–
Accrued expenses	–	–
Asset valuation reserves	–	–
Net operating loss carryforwards	(6,130,301)	(4,068,185)
Total deferred tax assets	(6,130,301)	(4,068,185)
Valuation allowance	6,130,301	4,068,185
	–	–

Deferred tax liabilities:
Deferred state taxes	–	–
Total deferred tax liabilities	–	–

Net deferred tax assets	$–	$–

As of September 30, 2025 and 2024, we had $6,130,301 and $4,068,185, respectively, in net operating loss carryforwards for federal and state income tax purposes. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax assets, the level of historical taxable income and tax planning strategies in making the assessment of the realizability of deferred tax assets. We have identified the U.S. federal and California as our “major” tax jurisdiction. With limited exceptions, we remain subject to IRS examination of our income tax returns filed within the last three (3) years, and to California Franchise Tax Board examination of our income tax returns filed within the last four (4) years.

NOTE 12 – SUBSEQUENT EVENTS

On April 5, 2026, the Company issued 200,000 shares of common stock to the Marilu Brassington for professional services, which were valued at $.50 a share.

On March 15, 2026, Paul Rogers, was granted 100,000 shares of common stock valued at $.50 a share for services.

On March 11, 2026, the Company issued 250,000 shares of common stock to the Dunlop Group for professional services, which were valued at $.50 a share.

On March 10, 2026, Douglas Hansen purchased 50,000 shares of Common Stock at a price per share of $0.50, resulting in gross proceeds to the Company of $25,000.

On December 29, 2025, Emery & Cynthia Pelletier purchased 50,000 shares of Common Stock at a price per share of $0.50, resulting in gross proceeds to the Company of $25,000.

F-18

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference, as indicated below.

Exhibit	Description
2.1	Certificate of Incorporation (previously filed with the Securities and Exchange Commission with the Registrant’s Offering Circular on Form 1-A dated January 13, 2025)

2.2	Amended and Restated Certificate of Incorporation (previously filed with the Securities and Exchange Commission with the Registrant’s Offering Circular on Form 1-A dated January 13, 2025)

2.3	Amended and Restated Bylaws adopted April 22, 2025 (previously filed with the Securities and Exchange Commission with the Registrant’s Offering Circular on Form 1-A dated April 22, 2025)

2.4	Series B 10% Convertible Preferred Stock Certificate of Designation as filed with the Delaware Secretary of State on June 5, 2025 (previously filed with the Securities and Exchange Commission with the Registrant’s Offering Circular on Form 1-A dated June 9, 2025)

3.1	Securities Purchase Agreement November 2022 for Promissory Notes (previously filed with the Securities and Exchange Commission with the Registrant’s Registration Statement on Form 1-A dated January 13, 2025)

3.2	Convertible Promissory Note November 2022 (previously filed with the Securities and Exchange Commission with the Registrant’s Registration Statement on Form 1-A dated January 13, 2025)

3.3	Common Stock Purchase Warrant Agreement (previously filed with the Securities and Exchange Commission with the Registrant’s Registration Statement on Form 1-A dated January 13, 2025)

3.4	Convertible Promissory Note 2025 (previously filed with the Securities and Exchange Commission with the Registrant’s Registration Statement on Form 1-A dated January 13, 2025)

3.5+	Amended and Restated Master Revolving Note between the Company and Ridepair Programming, LLC dated August 6, 2025 (previously filed with the Securities and Exchange Commission with the Registrant’s Offering Circular on Form 1-A dated August 7, 2025)

3.6+	Employment Agreement between the Company and Deborah Kenney (previously filed with the Securities and Exchange Commission with the Registrant’s Registration Statement on Form 1-A dated January 13, 2025)

3.7+	Restricted Stock Grant Award to Peter D’Arruda dated August 21, 2020 (previously filed with the Securities and Exchange Commission with the Registrant’s Offering Circular on Form 1-A dated August 7, 2025)

4.1	Form of Subscription Agreement for Series B 10% Convertible Preferred Stock (previously filed with the Securities and Exchange Commission with the Registrant’s Offering Circular on Form 1-A dated August 7, 2025)

11.2*	Consent of Victor Mokuolu, CPA, PLLC

99.1	Code of Ethics and Business Conduct (previously filed with the Securities and Exchange Commission with the Registrant’s Registration Statement on Form 1-A dated January 13, 2025)

+	Management contract or compensatory plan or arrangement.
*	Filed herewith.

20

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter):	RidePair Inc.

By (Signature and Title):	/s/ Deborah Kenney
Deborah Kenney, Chief Executive Officer and President, Chair of the Board

(Date): June 5, 2026

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated

SIGNATURES OF DIRECTORS:

By (Signature and Title):	/s/ Deborah Kenney
Deborah Kenney, Chief Executive Officer and President, Chair of the Board

(Date): June 5, 2026

By (Signature and Title):	/s/ Marilu Brassington
Marilu Brassington, Chief Financial Officer, Principal Accounting Officer

21